Item 5.07.                      Submission of Matters to a Vote of Security Holders.  On May 5, 2010, First Merchants Corporation (the “Company”) held its annual meeting of the shareholders at the Horizon Convention Center, 401 South High Street, Muncie, Indiana.

Michael C. Rechin, Charles E. Schalliol and Terry L. Walker were elected to the Board of Directors for three-year terms expiring at the 2013 annual meeting of shareholders. The shareholders also adopted a non-binding resolution approving the compensation of the Company’s executive officers and ratified the Board of Directors’s appointment of BKD, LLP as the Company’s independent registered public accounting firm for 2010. The final voting results on these matters were as follows:

1.  Election of Directors:

Name	Votes For	Votes Withheld	Broker Non-Votes
Michael C. Rechin	9,631,269	797,194	4,454,598
Charles E. Schalliol	4,623,801	5,804,662	4,454,598
Terry L. Walker	9,767,937	660,526	4,454,598

ISS/RiskMetrics, a proxy advisory firm, recommended withholding votes for Mr. Schalliol because, under their policies, they conclude he is an “affiliated outside director” by virtue of his being “of counsel” to the law firm of Baker & Daniels, which does legal work for the Company.  However, the Company concludes he is an “independent” director under the Rules of both NASDAQ and the SEC.

2.	Approval of the Non-Binding Resolution to Approve Compensation of the Company’s Executive Officers:

Votes For	Votes Against	Votes Abstained
13,008,583	1,749,960	127,518

3.  Appointment of BKD, LLP as the Company’s independent registered public accounting firm for 2010:

Votes For	Votes Against	Votes Abstained
14,492,136	345,234	45,691

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: May 10, 2010.

              FIRST MERCHANTS CORPORATION

              By: /s/ Mark K. Hardwick
                   Mark K. Hardwick,
                   Executive Vice President and
               Chief Financial Officer